Exhibit 99.2

Report of the Audit Committee

The 2019 Audit Committee of the Board of Directors of the Federal Home Loan Bank of Dallas (the “Bank”) was comprised of eight directors. Three of these directors were elected by a plurality of the Bank’s members at-large (independent directors) while five of these directors were elected by the Bank’s member institutions to represent a particular state in the Bank’s district (member directors). The members of the 2019 Audit Committee were Ron G. Wiser (Chairman), Michael C. Hutsell (Vice Chairman), Tim H. Carter, Mary E. Ceverha, Sally I. Nelson, Joseph F. Quinlan, Jr., Robert M. Rigby and Margo S. Scholin.

The Audit Committee assists the Bank’s Board of Directors in fulfilling its oversight responsibilities for: (1) the integrity of the Bank’s financial statements; (2) the establishment of adequate control and governance processes; (3) the Bank’s compliance with legal and regulatory requirements; (4) the independent auditor's qualifications and independence; (5) the performance of the Bank’s internal audit function and independent auditors; and (6) the Bank’s compliance with internal policies and procedures.

The Audit Committee has adopted and is governed by a written charter, which is attached as Exhibit 99.1 to this Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The 2020 Audit Committee (the “Committee”) has reviewed and discussed the Bank’s 2019 audited financial statements with management. The Committee has discussed with PricewaterhouseCoopers LLP, the Bank's independent auditor for 2019, the matters required to be discussed by PCAOB Auditing Standard No. 1301. The Committee has received the written disclosures and the letter from the independent auditor required by applicable PCAOB requirements regarding the independent auditor’s communications with the Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

Based on the review and discussions referred to above, the Committee recommended to the Bank’s Board of Directors that the 2019 audited financial statements be included in the Bank’s Annual Report on Form 10-K for the year ended December 31, 2019.

Members of the 2020 Audit Committee

Ron G. Wiser, Chairman
Michael C. Hutsell, Vice Chairman
Tim H. Carter
Mary E. Ceverha
Sally I. Nelson
Joseph F. Quinlan, Jr.
Robert M. Rigby
Margo S. Scholin